Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the following Registration Statements:
     (1) Registration Statement (Form S-8 File No. 333-147004) pertaining to the Encore Energy Partners GP LLC Long-Term Incentive Plan, and
     (2) Registration Statement (Form S-3 File No. 333-153768) of Encore Energy Partners LP; of our report dated September 25, 2009, with respect to the carve out financial statements of Encore Operating L.P.’s Rockies and Permian Basin Operations as of and for the year ended December 31, 2008, included in this Form 8-K/A of Encore Energy Partners LP dated August 11, 2009.
/s/ Ernst & Young LLP
Fort Worth, Texas
September 25, 2009